September 25, 2000


Pep Boys Retires $70 Million of Senior Debt

Plans to Retire Convertible Debt with Cash


The Pep Boys - Manny, Moe & Jack (NYSE: "PBY") announced that it has retired $70,000,000 of its Senior Notes, at par, using the proceeds from its new $225,000,000 revolving line of credit with Congress Financial Corporation which has an interest rate of LIBOR plus 1.75%. The revolving credit line was obtained at the same time the Company obtained $143,000,000 of operating leases arranged through First Union National Bank.

The retired notes were issued in a private placement in February 1999 in two tranches. The first tranche was for $45,000,000 and had a coupon of 8.45% with maturity in 2011. The second tranche was for $25,000,000 and had a coupon of 8.30% with maturity in 2009.

The Company plans to repurchase, in cash, the zero coupon convertible Liquid Yield Option Notes ("LYONs") that can be put back to the Company in September 2001. The Company may repurchase the LYONs in the open market, from time to time, prior to the put date.

Pep Boys is the nation's leading full-service automotive aftermarket chain with 665 stores and nearly 7,000 service bays in 37 states and Puerto Rico.

Note: Certain statements made herein, including those discussing management's expectations for future periods, are forward-looking and involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies and retail and commercial consumers' ability to spend, the health of the various sectors of the market that the Company serves, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, location and number of competitors' stores and product and labor costs. Further factors that might cause such a difference include, but are not limited to, the factors described in the Company's filings with the Securities and Exchange Commission.

Contact: George Babich, Senior Vice President & CFO
3111 West Allegheny Avenue, Philadelphia, PA  19132
Phone:  215-430-9720    Fax:  215-223-5267
E-mail address: investorrelations@pepboys.com
Internet:http://www.pepboys.com